UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant   ☐

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☐ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

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Usio, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2024 Annual Shareholders’ Meeting and Proxy Statement	Wednesday, June 18, 2024 at 10 a.m. CDT

Usio's Offices

3611 Paesanos Parkway, Suite 300,

San Antonio, Texas 78231

and via webcast*

3611 Paesanos Parkway, Suite 300

San Antonio, TX 78231

(210) 249-4100

April 29, 2024

Dear Fellow Stockholder:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders of Usio. Inc. The meeting will be held at 10 a.m. local time on Tuesday, June 18, 2024, at Usio’s offices located at 3611 Paesanos Parkway, Suite 300, San Antonio, Texas 78231. Stockholders will also be able to participate in the meeting online, vote shares electronically and submit questions during the meeting. In order to participate in the Annual Meeting online, Stockholders must register by sending an email to ir@usio.com or by calling (210) 249-4050 by 12 p.m. CDT on June 17, 2024, and provide certain documentation to indicate that they are a Stockholder.

The formal Notice of the 2024 Annual Meeting and Proxy Statement has been made a part of this invitation.

Whether or not you attend the Annual Meeting, it is important that your shares are represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing, and returning the enclosed proxy card in the enclosed postage-prepaid envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting:  The Proxy Statement, form of proxy, Annual Report on Form 10-K for the year ended December 31, 2023 and related materials are available at www.proxyvote.com , by using the QR codes at the end of this document, or by contacting our Investor Relations department through email at ir@usio.com.

The Board of Directors and our Company management look forward to seeing you at the Annual Meeting. Thank you.

Louis A. Hoch	Elizabeth Michelle Miller	Ernesto R. Beyer	Blaise C. Bender	Bradley Rollins

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
to be held June 18, 2024:

This proxy statement, the form of proxy card and our Annual Report on Form 10-K for the year ended December 31, 2023, are available at proxyvote.com, which does not have “cookies” that identify visitors to the site.

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

Wednesday, June 18, 2024, 10:00 a.m., Central Daylight Time

Usio’s Offices

3611 Paesanos Parkway, Suite 300

San Antonio, TX 78231

We are pleased to invite you to join our Board of Directors, senior leadership, and other Stockholders for our 2024 Annual Meeting of Usio, Inc. Stockholders. The meeting will be held at our offices, located at 3611 Paesanos Parkway, Suite 300, San Antonio, TX 78231, at 10:00 a.m. local time on Tuesday, June 18, 2024. In order to participate in the Annual Meeting online, Stockholders must register by sending an email to ir@usio.com or by calling (210) 249-4050 by 12 p.m. CDT on June 17, 2024, and provide certain documentation to indicate that they are a Stockholder. The purposes of the meeting are:

•	To elect two Class I Directors, Louis A, Hoch, and Blaise C. Bender, nominated by our Board of Directors, to serve until the 2027 Annual Meeting of Stockholders.

•	To consider and vote on whether to approve, on an advisory basis, the compensation paid to our Named Executive Officers for the year ended December 31, 2023.

•	To ratify the appointment of PKF (Pannell Kerr and Forster) of Texas, P.C. as our independent registered public accounting firm for the year ending December 31, 2024.

•	To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

The Board of Directors has set April 26, 2024, as the record date for the Annual Meeting. This means that only Stockholders of record of Usio as of the close of business on that date are entitled to receive notice of the meeting and vote at the meeting and any adjournment or postponement of the meeting.

For ten days prior to the Annual Meeting, a complete list of Stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 3611 Paesanos Parkway, Suite 300, San Antonio, TX 78231. This Proxy Statement, form of proxy and our Annual Report for the year ended December 31, 2023, are available online at www.proxyvote.com,  www.usio.com/proxy and www.usio.com/10k or by using the QR codes at the end of this document. You can also access these materials by contacting our Investor Relations Department by email at ir@usio.com.

By Order of the Board of Directors,

Louis A. Hoch President and Chief Executive Officer

Your Vote is important to us. Regardless of whether you plan to attend, we urge all Stockholders to vote on the matters described in the accompanying Proxy Statement. We hope that you will promptly vote and submit your proxy by dating, signing, and returning the enclosed proxy card. This will not limit your rights to attend or vote at the Annual Meeting.

PROXY SUMMARY

General Voting and Meeting Information

In accordance with Securities and Exchange Commission (the “SEC”) rules, instead of mailing a printed copy of our Proxy Statement, annual report and other materials relating to the Annual Meeting to stockholders, we intend to mail a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”), which advises that the proxy materials are available on the Internet to stockholders.  We intend to commence distribution of the Notice of Internet Availability on or about April 29, 2024. Stockholders receiving a Notice of Internet Availability by mail will not receive a printed copy of proxy materials unless they so request.  Instead, the Notice of Internet Availability will instruct stockholders as to how they may access and review proxy materials on the Internet.  Stockholders who receive a Notice of Internet Availability by mail who prefer to receive a printed copy of our proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included in the Notice of Internet Availability.  Please note that, although our proxy materials are available on our website, no other information contained on the website is incorporated by reference in or considered to be a part of this Proxy Statement.

Voting Methods

Even if you plan to attend the Annual Meeting in person, please vote as soon as possible by using one of the following advance voting methods. Make sure to have your notice card, proxy card or voting instruction form in hand and to follow the instructions.

You can vote in advance through one of three ways:

Via the Internet* – Visit the website listed on your notice card, proxy card or voting instruction form.

By Telephone* – Call the telephone number listed on your notice card, proxy card or voting instruction form.

By Mail – If you are a shareholder of record and have received a notice regarding the availability of proxy materials, you may request a written proxy card by following the instructions in the notice. Then sign, date, and return your proxy card/voting instruction form in the enclosed envelope.

*

If you are a beneficial owner you may vote via the Telephone or Internet if your bank, broker, or other nominee makes those methods available, in which case they will include the instructions with the proxy materials. If you are a shareholder of record, Usio will include instructions on how to vote via Internet or Telephone directly on your notice or proxy voting card.

Voting at the Annual Meeting

Stockholders of record may vote at the Annual Meeting. Beneficial owners may vote in person if they have a legal proxy. Even if you plan to attend the Annual Meeting in person or by webcast, we strongly recommend that you submit your proxy or voting instructions or vote by Telephone or the Internet prior to the meeting so that your vote will be counted, if you later decide not to attend the Annual Meeting.

Voting Matters and Board Recommendations

Shareholders are being asked to vote on the following matters at the 2024 Annual Meeting:	Recommendation
PROPOSAL 1 - Election of Director	FOR

Election of two Class I director nominees, Louis A. Hoch, and Blaise C. Bender, to serve until the 2027 Annual Meeting of Stockholders. The Board believes that the nominees’ knowledge, skills, and abilities will positively contribute to the function of the Board as a whole. Accordingly, your proxy holder will vote your shares FOR the election of the Board’s nominees unless you instruct otherwise.

PROPOSAL 2 - Advisory Vote to Approve Executive Compensation	FOR

The Say-on-Pay Proposal, to approve, on an advisory basis, the compensation paid to our Named Executive Officers for the year ended December 31, 2023. The Company has designed its compensation programs to reward and motivate employees to continue to grow the Company. The Board of Directors takes stockholder views seriously and will take into account the advisory vote in future executive compensation decisions. Accordingly, your proxy holder will vote your shares FOR the approval of the executive compensation paid to our Named Executive Officers unless you instruct otherwise.

PROPOSAL 3 - Ratification of Independent Registered Public Accounting Firm	FOR

PKF (Pannell Kerr Forster) of Texas, P.C., has been appointed as the Company’s independent registered public accounting firm for the year ending December 31, 2024. The Audit Committee and the Board believe that retention of the firm is in the best interests of the Company and its stockholders. Accordingly, your proxy holder will vote your shares FOR the ratification of the appointment of PKF (Pannell Kerr Forster) of Texas, P.C., as our independent registered public accounting firm unless you instruct otherwise.

Questions and Answers

1.         What is a proxy statement, what is a proxy and how does it work?

The Board of Directors of Usio, Inc. (“Usio,” “we,” “us, our,” or the “Company”) is soliciting proxies to vote shares of common stock at the 2024 Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Tuesday, June 18, 2024, at Usio’s offices located at 3611 Paesanos Parkway, Suite 300, San Antonio, Texas 78231. Stockholders will also be able to participate in the meeting online, vote shares electronically and submit questions during the meeting. A proxy statement is a document that the SEC requires us to give you when we ask you to sign a proxy card designating someone other than you to vote the stock you own. The written document you sign indicating who may vote your shares of common stock is called a proxy card, and the person you designate to vote your shares is called a proxy.

In accordance with SEC rules, instead of mailing a printed copy of our Proxy Statement, annual report and other materials relating to the Annual Meeting to stockholders, we intend to mail the Notice of Internet Availability, which advises that the proxy materials are available on the Internet to stockholders.  We intend to commence distribution of the Notice of Internet Availability on or about April 29, 2024.  Stockholders receiving a Notice of Internet Availability by mail will not receive a printed copy of proxy materials unless they so request.  Instead, the Notice of Internet Availability will instruct stockholders as to how they may access and review proxy materials on the Internet.  Stockholders who receive a Notice of Internet Availability by mail who prefer to receive a printed copy of our proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included in the Notice of Internet Availability. Please note that, although our proxy materials are available on our website, no other information contained on the website is incorporated by reference in or considered to be a part of this Proxy Statement.

Directors, officers, and employees soliciting proxies will receive no extra compensation but may be reimbursed for related out-of-pocket expenses. Usio will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send the proxy materials to beneficial owners.  Usio will, upon request, reimburse these brokerage houses, custodians, and other persons for their reasonable out-of-pocket expenses in doing so.  Usio will pay the cost of solicitation of proxies.

2.         Who is entitled to vote at the Annual Meeting?

Only stockholders who were Usio, Inc. stockholders of record at the close of business on April 26, 2024, or the Record Date, may vote at the Annual Meeting of Stockholders. As of the close of business on the Record Date, there were 26,789,191 shares of our common stock outstanding (which excludes 1,962,433 treasury shares). Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date.

3.         What is the difference between a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with Usio’s transfer agent, American Stock Transfer and Trust Company, LLC, you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, we will send you a Notice Regarding the Availability of Proxy Material for the Annual Meeting.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of your shares of common stock. The Notice Regarding the Availability of Proxy Material for the Annual Meeting has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction form included in the proxy materials.

4.         What does it mean If I receive more than one proxy card?

If you hold your shares in multiple registrations, or in both registered and street name, you will receive a notice card, proxy card or voting instruction form for each account. Please vote each proxy card or voting instruction form you receive using one of the voting methods outlined elsewhere in this proxy statement.

5.         What proposals will be voted on at the 2024 Annual Meeting?

The following proposals will be voted on at the Annual Meeting:

•	To elect two Class 1 Directors, Louis A. Hoch, and Blaise C. Bender, Nominated by our Board of Directors, to serve until the 2027 Annual Meeting of Stockholders.

•	Approve on an advisory basis, of the compensation paid to our Named Executive Officers during the year ended December 31, 2023, or the Say-on-Pay Proposal;

•	Ratify of the appointment of PKF (Pannell Kerr Forster) of Texas, P.C. as our independent public accounting firm for the year ending December 31, 2024.

6.          What are the Board’s recommendations?

Our Board recommends that you vote:

•	“FOR” Proposal No. 1 to elect two Class I Directors, Louis A. Hoch, and Blaise C. Bender, nominated by our Board of Directors, to serve until the 2027 Annual Meeting of Stockholders.

•	“FOR” Proposal No. 2, the Say-on-Pay Proposal, to approve, on an advisory basis, the compensation paid to our Named Executive Officers for the year ended December 31, 2023; and

•	“FOR” Proposal No. 3 to ratify the appointment of PKF (Pannell Kerr Forster) of Texas, P.C. as our independent registered public accounting firm for the year ending December 31, 2024.

7.          Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed.  Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment.

8.          How will my shares be voted?

To designate how you would like to vote, fill out the proxy card or voting instruction form indicating how you would like your votes cast. If you do not specify how to vote, we will vote your shares as follows:

•	“FOR” Proposal No. 1, to elect two Class I Directors, Louis A. Hoch, and Blaise C. Bender, nominated by our Board of Directors, to serve until the 2027 Annual Meeting of Stockholders.

•	“FOR” Proposal No. 2, the Say-on-Pay Proposal, to approve, on an advisory basis, the compensation paid to our Named Executive Officers for the year ended December 31, 2023; and

•	“FOR” Proposal No. 3, to ratify the appointment of PKF (Pannell Kerr Forster) of Texas, P.C., as our independent registered public accounting firm for the year ending December 31, 2024.

9.         Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting.  If you submitted your proxy by mail, you must file with our secretary, at Usio, Inc., 3611 Paesanos Parkway, Suite 300, San Antonio, TX 78231, a written notice of revocation or deliver a valid, later-dated proxy. If you submitted your proxy by telephone or the Internet, you may change your vote or revoke your proxy with a later telephone or Internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

10.       What is a broker non-vote and what is the impact of not voting?

A broker “non-vote” occurs when a nominee holding shares of common stock for a beneficial owner, such as a bank or broker, does not vote on one or more proposals because the nominee does not have discretionary voting power on that matter, which is also referred to as holding shares in street name. Your bank or broker does not have discretion to vote uninstructed shares on the proposals in this Proxy Statement, except for Proposal No. 3, to ratify the appointment of our independent registered public accounting firm. As a result, if you hold your shares in street name, it is critical that you provide instructions to your bank or broker if you want your vote to count in the election of directors and the advisory vote related to executive compensation.

11.       What constitutes a quorum?

A quorum is the minimum number of stockholders necessary to conduct the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of common stock outstanding on the Record Date will constitute a quorum. As of the close of business on the Record Date, there were 26,789,191 shares of our common stock outstanding (which excludes 1,962,433 treasury shares). Votes withheld from any nominee, abstentions, and broker “non-votes” are counted as present or represented for the purpose of determining the presence of a quorum.

12.       Is cumulative voting permitted for the election of directors?

No. Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote only the number of shares he or she owns for a single director candidate.

13.       What is the vote required for a proposal to pass?

Proposal No. 1 – Election of Directors:  The affirmative vote of a plurality of shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting, in person or by proxy, is required for the election of the nominees. Thus, assuming a quorum is present at the Annual Meeting, the nominees who receive the most affirmative votes will be elected as Class I directors. Abstentions and broker “non-votes” will have no effect on the voting outcome with respect to the election of directors.

Proposal No. 2 – Say -on-Pay:  Because this proposal asks for a non-binding, advisory vote, there is no required vote that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our Named Executive Officers. Abstentions and broker “non-votes,” if any, will not have any impact on this advisory vote.

Proposal No. 3 – Ratification of the Selection of our Independent Registered Public Accounting Firm:  The affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting, is required to ratify our selection of PKF (Pannell Kerr Forster) of Texas, P.C., as our independent registered public accounting firm for the year ending December 31, 2024.  A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted, although it will be counted for purposes of determining the number of shares of common stock entitled to vote. Accordingly, an abstention will have the effect of a negative vote. Because Proposal No. 3 is a routine proposal on which a broker or other nominee is generally empowered to vote, broker “non-votes” likely will not result from this proposal. Thus, if you are a beneficial owner holding shares through a broker, bank or other holder of record and you do not vote on this proposal, your broker may cast a vote on your behalf for this proposal.

GOVERNANCE

Proposal No. 1 – Election of Director

Election of two Class I director nominees. The Board believes that each of the nominee’s knowledge, skills, and abilities would positively contribute to the function of the Board as a whole. Accordingly, your proxy holder will vote your shares FOR the election of the Board’s nominees named below unless you instruct otherwise.

Directors and Nominees

As established by our Bylaws, our Directors are divided into three classes serving staggered three-year terms. Our Board currently consists of five directors:

	Name	Position with our Company	Director Since	Current Term Expires
Class I
	Louis A. Hoch	Chairman of the Board, President, CEO, COO, and Class I Director	1998	2024
	Blaise C. Bender	Class I Director	2019	2024
Class II
	Elizabeth Michelle Miller	Class II Director	2022	2025
Class III
	Ernesto R. Beyer	Class III Director	2020	2026
	Bradley Rollins	Class III Director	2017	2026

With regard to the election of directors, votes may be cast “FOR” or “WITHHOLD.” Provided that a quorum is present, the affirmative vote by the holders of a plurality of the shares of common stock present and voting at the Annual Meeting is required to elect the nominees for director.

What am I voting on?

Stockholders are being asked to elect two Class I director nominees, Louis A. Hoch, and Blaise C. Bender, for a 3-year term. The following sections include information about all Directors, including Mr. Hoch and Mr. Bender, this year’s nominees.

Required Vote and Voting Recommendation

The affirmative vote of the holders of a plurality of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting, in person or by proxy, is required for the election of the nominee. Thus, assuming a quorum is present at the 2024 Annual Meeting, the nominees who receives the most affirmative votes will be elected as a Class I director. Abstentions and broker “non-votes” will have no effect on the voting outcome with respect to the election of directors.

Your Board of Directors recommends a vote FOR the election of the Class I Directors, Louis A. Hoch, and Blaise C. Bender.

Director Biographies and Qualifications

The biographies of our directors and certain information regarding each director’s experience, attributes, skills and/or qualifications that led to the conclusion that the director should be serving as a Director of Usio, Inc. are stated below.

Class I Directors and 2024 Director Nominees

Louis A. Hoch, age 58 - President, Chief Executive and Operating Officer and Vice Chairman of the Board

Mr. Hoch has served as our Chief Executive Officer since August 4, 2016, and as our President, Chief Operating Officer, and a director of our Company since July 1998. He also serves as Vice Chairman of our Board of Directors and as Chief Executive Officer of our wholly owned subsidiary FiCentive, Inc. Mr. Hoch is a valuable member of our Board as he has over twenty-five years of management experience, twenty-three years of which were at a senior executive level, and he is an expert in payment processing, large systems development, call center operations and service bureau operations.  He holds invent or status on U.S. Patent No. 7,021,530 (“System and method for managing and processing stored-value cards and bill payment therefrom”).  Mr. Hoch has held various key management positions with U.S. Long Distance, Billing Concepts, Inc., and Andersen Consulting. Mr. Hoch holds a BBA in Computer Information Systems and an MBA in International Business Management, both from Our Lady of the Lake University Business School.  He holds the industry certification CCP, or Certified Payments Professional.

Our Board has determined that Mr. Hoch is qualified to serve as a director based upon his experience with our Company and its strategy and product offerings.

Blaise C. Bender, age 67 - Director

Blaise C. Bender is currently President and Managing Stockholder of Blaise C. Bender, P.C., a law firm that concentrates on business and non-profit development, mergers and acquisitions, contractual and transactional analysis, business and individual tax planning, representation on tax issues and controversies impacting individuals and businesses, corporate legal counsel assistance, real estate, strategic planning, health care analysis and estate and trust assessment. Mr. Bender is also currently a board member of Credit Human, FCU as well as the Texas Society of CPA’s and an adjunct faculty member at Trinity University teaching in their Master of Accounting program.  Mr. Bender is a member of the state bar of Texas and is a licensed CPA. Earlier in his career, Mr. Bender was a full-time college professor for over twenty years. He has also worked for public accounting firms, such as Arthur Anderson & Co. Deloitte Touche and Ernst and Young. He received his BBA in Accounting and a Master of Science in Finance from Texas A&M University. Mr. Bender also received an MPA in Taxation from UTSA and a Juris Doctor in Law from St. Mary’s University.

Our Board believes that Mr. Bender is qualified to serve on our Board of Directors because of his extensive financial and accounting experience.

Class II Director with a Term Ending at the 2025 Annual Meeting of Stockholders

Elizabeth Michelle Miller, age 53 - Director

Elizabeth Michelle Miller has over 25+ years of experience in banking, specializing in private banking, lending and business development. Since September 2008, she served as the Senior Vice President of private banking and other executive roles in private banking for Broadway Bank, the largest independent bank in San Antonio, Texas. Prior to that, from July 2005 to September 2008, she was a private banker for JPMorgan, San Antonio. Prior to 2005, she also held various other roles, primarily in lending, with Sterling Bank and InterContinental National Bank.

Mrs. Miller received her Bachelor of Business Administration in marketing from the University of Texas in 1993. She is very active in her local community and is currently serving on many non-profit boards and councils, including the Municipal Golf Association of San Antonio. Previously, she served on the boards of The Guide Dogs of Texas, United Way of San Antonio, Southwest Foundation for Biomedical Research, Boys and Girls Club of San Antonio and Family Violence Prevention Service/Battered Women’s Shelter.

Our Board believes that Mrs. Miller’s experience in the banking industry provides the Company with key insights on customer relations, organizational management, as well as team and leadership management.

Class III Directors With a Term Ending at the 2026 Annual Meeting of Stockholders

Ernesto R. Beyer, age 53 - Director

Ernesto R. Beyer was appointed to our Board on August 29, 2020.  He has over 25 years of experience in international trade and is currently serving as Latin America Market Manager of Xcoal Energy & Resources, an American company that is the largest exporter of mineral coal from the United States.  Mr. Beyer is also the owner of Beyco International, LLC. Mr. Beyer has developed and established commercial relationships with some of the largest steel producing companies and power utilities in Latin America, including government owned entities. Earlier in his career, Mr. Beyer held managerial and leadership positions as Plant Manager at one or Trinity Industries, Inc. railcar manufacturing facilities in Mexico where he led operations from startup to full capacity production. Mr. Beyer received his MBA in International Business from the University of Texas at San Antonio in 1995.  Mr. Beyer also received a B.S. in Electronics and Communications Engineering from Monterrey Institute of Technology and Higher Education in Monterrey, Mexico in 1991.

Our Board believes that Mr. Beyer’s extensive management experience in leadership roles provides our Company with valuable input.

Bradley Rollins, age 52 - Director

Bradley Rollins is currently the President and CEO of Dahill Office Technology Corporation, a Xerox company, one of Texas’s largest office technology organizations specializing in complete office automation. Mr. Rollins began his career at Dahill by joining the company’s sales organization in 2000. Quickly advancing through several specialist and management positions, he assumed the role of President and CEO in January 2009.  Earlier in his career, Mr. Rollins was a regional sales director for Tri-State Financial Group, a financial planning firm, for over eight years. Active in community development, Mr. Rollins is currently a board member of the United Way of San Antonio and serves as a regional fundraiser for the MS Society. From January 2014 to January 2015, Mr. Rollins served as a board member for the San Antonio Regional Development Foundation.  From January 2013 to January 2014, he was the Chairman of the North San Antonio Chamber of Commerce, where he had been a member since 2008. Mr. Rollins obtained a business management and mathematics degree from Western Kentucky University.

Our Board believes that Mr. Rollins provides our Company with sales and leadership experience and business acumen.

Board Meetings and Annual Meeting Attendance

Our Board of Directors held five (5) meetings during 2023, and in addition, took action from time to time by unanimous written consent. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors held during the period for which such Director served on our Board of Directors and of the Committees on which such director served.

We do not have a policy that requires the attendance of directors at our Annual Meetings of Stockholders. All of our Directors attended the 2023 Annual Meeting.

Committees of the Board of Directors

On May 19, 2015, our Board established our committee structure by appointing an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee. The Board of Directors has determined that each director who serves on these committees is “independent,” as that term is defined by the Nasdaq Listing Rules and rules of the SEC. The Board of Directors has adopted written charters for its Audit Committee, its Compensation Committee and its Nominations and Corporate Governance Committee. Copies of these charters are available on our website at www.usio.com/invest. The inclusion of the Company’s website address in this Proxy Statement does not include or incorporate by reference the information on or accessible through the Company’s website, and the information contained on or accessible through the website should not be considered as part of this Proxy Statement. In addition to the number of meetings referenced below, the Committees also took action by unanimous written consent from time to time.

Information about each of our committees is stated below.

Information about each of our committees is stated below:

Name of Committee Member	Audit	Compensation	Nominations and Corporate Governance
Blaise Bender
Ernesto Beyer	●	●	●
Elizabeth Michelle Miller	●	●
Bradley Rollins	●	●	●

  Committee Chair                  ● Committee member

Audit Committee

The Board has established the Audit Committee, which is comprised of Messrs. Bender, Beyer, and Rollins and Mrs. Miller. The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Effective April 1, 2019, the Board of Directors determined that Mr. Bender met the standard of “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K and appointed him chair of the Audit Committee.

The Audit Committee’s purpose is to assist the Board of Directors in its general oversight of our financial reporting, internal control, and audit functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. ADKF, P.C., our former independent registered public accounting firm, was responsible for performing an independent audit of the consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board.

The Audit Committee is not made up of professional accountants or auditors, and its function is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of our independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee and the Board of Directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of our financial, accounting, and internal controls. Management and independent registered public accounting firm presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent registered public accounting firm. In addition, the Audit Committee generally oversees our internal compliance programs.

In overseeing the preparation of our financial statements, the Audit Committee has had access to our management to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with U.S. generally accepted accounting principles. For the year ended December 31, 2023, the Audit Committee received the independent registered public accounting firm’s letter and written disclosures required by the Independence Standards Board Standard No. I (Independence Discussions with Audit Committees). The Audit Committee met four (4) times in 2023 and, in addition, took action by unanimous written consent from time to time.

Compensation Committee

Effective April 1, 2019, our Board appointed Mr. Bender as chair of the Compensation Committee. Mr. Rollins and Mr. Beyer have served as members of our Compensation Committee since May 19, 2015, and August 29, 2020, respectively, and Mrs. Miller has served as a member of the Compensation Committee since June 2022. Messrs. Bender, Beyer, and Rollins and Mrs. Miller meet the independence standards for independent directors under the rules of the Nasdaq Stock Market published in the Nasdaq Marketplace Rules. The Compensation Committee has a written charter. The Compensation Committee met two (2) times in 2023 and, in addition, took action by unanimous written consent from time to time.

The Compensation Committee’s primary function is to assist the Board of Directors in meeting its responsibilities in regard to oversight and determination of executive compensation and to review and make recommendations with respect to major compensation plans, policies, and programs of our Company. Other specific duties and responsibilities of the Compensation Committee are to review and approve goals and objectives relevant to the recommendations for approval by the independent members of the Board of Directors regarding compensation of our Chief Executive Officer and other executive officers, establish and approve compensation levels for our Chief Executive Officer and other executive officers, and to administer our stock plans and other equity-based compensation plans.

Nominations and Corporate Governance Committee

Effective April 1, 2019, our Board appointed Mr. Bender as chair of the Nominations and Corporate Governance Committee.  Mr. Rollins and Mr. Beyer have served as members of our Governance Committee since May 19, 2015, and August 29, 2020, respectively. Messrs. Bender, Beyer, and Rollins meet the independence standards for independent directors under the rules of the Nasdaq Stock Market published in the Nasdaq Listing Rules. The Nominations and Corporate Governance Committee has a written charter. The primary function of the Nominations and Corporate Governance Committee is to develop and maintain the corporate governance policies of Usio and to assist the Board in identifying, screening, and recruiting qualified individuals to become Board members and determining the composition of the Board and its committees, including recommending nominees for the election at the annual meeting of stockholders or to fill vacancies on the Board. The Nominations and Corporate Governance Committee met one (1) time in 2023 and, in addition, took action by unanimous written consent from time to time.

Director Independence, Related Person Transactions and Other Legal Information

Independent Directors

Standard for Independence

We determine independence using the definitions set forth in the Nasdaq Listing Rules and the rules under the Exchange Act. These definitions define independence based on whether the director or a family member of the director has been employed by the Company in the past three years, how much compensation the director or family member of a director received, how much stock the director or family member of the director owns in the Company and whether the director or family member of the director is associated with the Company’s independent registered public accounting firm.

The Board has determined that Messrs. Bender, Beyer, and Rollins and Mrs. Miller are independent as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules. The Board of Directors periodically conducts a self-evaluation on key board and committee-related issues, which has proven to be a beneficial tool in the process of continuous improvement in the Board’s functioning and communication.

It is our policy that all employees, officers, and directors must avoid any activity that is or has the appearance of conflicting with the interests of our Company. Our Audit Committee reviews all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions relating to executive officers and directors must be approved by the Audit Committee.  In carrying out this responsibility, the Audit Committee has determined that we have the following related party transactions.

Certain Relationships and Related Party Transaction

Review, Approval, or Ratification of Transactions with Related Persons

The Board of Directors has adopted a formal written related person transaction approval policy, which sets out Usio’s policies and procedures for the review, approval, or ratification of “related person transactions.” For these purposes, a “related person” is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing.  This policy applies to any financial transaction, arrangement or relationship or any series of similar financial transactions, arrangements, or relationships in which Usio is a participant and in which a related person has a direct or indirect interest, other than the following:

●	payment of compensation by Usio to a related person for the related person’s service in the capacity or capacities that give rise to the person’s status as a “related person;”

●	transactions available to all employees or all stockholders on the same terms;

●

purchases of supplies from Usio in the ordinary course of business at the same price and on the same terms as offered to any other purchasers, regardless of whether the transactions are required to be reported in Usio’s filings with the SEC; and

●	transactions which when aggregated with the amount of all other transactions between the related person and Usio involve less than $10,000 in a fiscal year.

Our Audit Committee is required to approve any related person transaction subject to this policy before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it shall be brought to the Audit Committee for ratification, amendment, or rescission.  The chairman of our Audit Committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the Audit Committee, provided that any action by the chairman must be reported to our Audit Committee at its next regularly scheduled meeting.

Our Audit Committee will analyze the following factors, in addition to any other factors the members of the Audit Committee deem appropriate, in determining whether to approve a related person transaction:

●	whether the terms are fair to Usio;
●	whether the transaction is material to Usio;
●	the role the related person has played in arranging the related person transaction;
●	the structure of the related person transaction; and
●	the interest of all related persons in the related person transaction.

Transactions in 2022 and 2023

Louis Hoch

During the years ended December 31, 2023, and 2022, the Company purchased $24,389 and $22,835, respectively, of corporate imprinted sportswear, promotional items, and caps from Angry Pug Sportswear. Louis Hoch, Chairman, President, Chief Executive Officer, and Chief Operating Officer is a 50% owner of Angry Pug Sportswear.

Officers and Directors

Share Repurchases. On January 6, 2022, we repurchased 11,361 shares for $47,930 in a private transaction at the closing price on January 6, 2022, of $4.21 per share from Tom Jewell, the Company's former Chief Financial Officer, to cover his share of taxes.

On October 4, 2022, we repurchased 26,234 shares for $42,761 in a private transaction at the closing price on October 4, 2022, of $1.63 per share from Louis Hoch, the Company's Chairman, President, Chief Executive Officer, and Chief Operating Officer, to cover his share of taxes.

On November 18, 2023, we repurchased 2,619 shares for $4,452 in a private transaction at a closing price on November 18, 2023, of $1.70 per share from Tom Jewell, the Company's former Chief Financial Officer, to cover his share of taxes.

On November 18, 2023, we repurchased 3,927 shares for $6,675 in a private transaction at a closing price on November 18, 2023, of $1.70 per share from Louis Hoch, the Company's Chairman, President, Chief Executive Officer, and Chief Operating Officer, to cover his share of taxes.

Equity Grants. On February 8, 2022, the Company granted 1,000 RSUs with a 3-year vesting period to Houston Frost as a performance bonus at an issue price of $3.32 per share.

On June 26, 2022, the Company granted 66,667 RSUs with a 3-year vesting period to Elizabeth Michelle Miller for joining the Board of Directors at an issue price of $2.28 per share.

Effective on February 17, 2023, the Company entered into an employment agreement with Greg Carter, the Company’s Executive Vice President, Payment Acceptance. Under the terms of this agreement, Mr. Carter will receive an annual salary of $250,000, Override/Commissions of 10% of the actual cash commissions paid to salespersons under direct management of Mr. Carter, to be paid quarterly, and the payment of a one-time signing bonus of $40,000.

On February 8, 2023, the Company granted 1,403,000 shares of restricted common stock with a 10-year vesting period and 273,000 RSUs with a 3-year vesting period to employees and Directors as a performance bonus at an issue price of $1.75 per share. Executive officers and Directors included in the 10-year restricted stock grant were Louis Hoch (330,000 shares), Tom Jewell (200,000 shares), Greg Carter (100,000 shares) and Houston Frost (100,000 shares). Executive officers included in the RSU grant were Louis Hoch (33,000 RSUs), Tom Jewell (21,000 RSUs), Greg Carter (12,000 RSUs) and Houston Frost (12,000 RSUs).

On March 16, 2023, the Company granted 69,000 RSUs with a 3-year vesting period to Directors as a performance bonus at an issue price of $1.60 per share. Directors included in the RSU grant were Blaise Bender (21,000 RSUs), Brad Rollins (21,000 RSUs), Ernesto Beyer (21,000 RSUs) and Elizabeth Michelle Miller (6,000 RSUs).

On November 30, 2023, Tom Jewell, the Senior Vice President, Chief Financial Officer, and principal financial and accounting officer of the Company, notified the Company of his intention to retire. On December 11, 2023, Mr. Jewell entered into a Separation and Mutual Release of Claims Agreement (“Separation Agreement”) with the Company. Pursuant to the Separation Agreement, Mr. Jewell will be paid installment payments equal to his current base salary until and including April 18, 2024. Additionally, Mr. Jewell will be permitted to retain any unvested Company stock options or other equity awards which shall vest in accordance with the applicable schedules. Mr. Jewell will also receive all employee benefits including, but not limited to, health, dental, vision and life insurances that he was receiving prior to his execution of the Agreement until April 18, 2024.

Arrangements or Understandings between our Executive Officers or Directors and Others

There are no arrangements or understandings between our executive officers or directors and any other person pursuant to which he was or is to be selected as a director or officer.

Other Involvement in Certain Legal Proceedings

None of our directors have been involved in any bankruptcy or criminal proceedings, nor have there been any judgments or injunctions brought against any of our directors during the last ten years that we consider material to the evaluation of the ability and integrity of any director.

Board Diversity

On August 6, 2021, the SEC approved amendments to the Listing Rules of NASDAQ related to board diversity. Listing Rule 5605(f) (the “Diverse Board Representation Rule”) requires each NASDAQ-listed company which has five or fewer directors such as Usio, subject to certain exceptions, (1) to have at least one director who self-identifies as female, Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, two or more races or ethnicities, or as LGBTQ+, or (2) to explain why the company does not have at least one director on its board who self-identifies in the categories listed above. In addition, Listing Rule 5606 (the “Board Diversity Disclosure Rule”) requires each NASDAQ-listed company, subject to certain exceptions, to provide statistical information about the company’s board of directors, in a uniform format, related to each director’s self-identified gender, race, and self-identification as LGBTQ+. In the matrix below, we have provided the statistical information required by the Board Diversity Disclosure Rule. Pursuant to Nasdaq Listing Rule 5606, as of April 26, 2024, our directors self-identify as follows:

Total Number of Directors	5
Part I: Gender Identity	Female	Male
Directors	1	4
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx		1
Native Hawaiian or Pacific Islander
White	1	3
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Information about Corporate Governance

Board Leadership Structure

Since August 4, 2016, Mr. Hoch has been our Chief Executive Officer. Mr. Hoch manages the day-to-day affairs of our Company and leads the Board meetings. Mr. Hoch has also served as our President, Chief Operating Officer, and a director of our Company since July 1998, and, since September 7, 2022, he has also served as Chairman of our Board of Directors. Our Board appointed Mr. Rollins as independent director on May 5, 2017. Effective April 1, 2019, our Board appointed Mr. Bender as independent director. Mr. Beyer was appointed to our Board on August 29, 2020. Effective June 15, 2022, our Board appointed Mrs. Miller as an independent director. Our Board believes that having a majority of independent directors serves our Company well.

The Board believes that its structure should be informed by the needs and circumstances of our Company, the Board, and our stockholders.  With this in mind, the Board believes that the Chief Executive Officer is currently best situated to serve as Chairman because he is the director most familiar with Usio’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  The Board believes this provides Usio with an efficient and effective leadership model.  The Board believes that combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy.  To assure effective independent oversight, the Board has adopted a number of governance practices, including

●	a strong, independent director role;
●	regular executive sessions of the independent directors; and
●	annual performance evaluations of the Chairman and Chief Executive Officer by the independent directors.

Risk Oversight Management

The Board of Directors takes an active role, as a whole and at the committee level, in overseeing management regarding our Company’s risks and is responsible for overseeing enterprise risk. Our management keeps the Board of Directors apprised of significant risks facing our Company and the approach being taken to understand, manage and mitigate such risks. Specifically, strategic risks are overseen by the full Board of Directors; financial risks are overseen by the Audit Committee; risks relating to compensation plans and arrangements are overseen by the Compensation Committee; and risks associated with director independence and potential conflicts of interest are overseen by the Audit Committee. Additional review or reporting on enterprise risks is conducted as needed or as requested by the full Board of Directors or the appropriate committee.

The Board of Directors has established a Risk and Cybersecurity Committee with specific responsibility for overseeing cybersecurity threats, among other things. The Company’s cybersecurity organization is led by its Chief Technology Officer, or CTO, who is responsible for assessing and managing material risks from cybersecurity threats and reports to Usio’s CEO, Chief Accounting Officer, and legal team, as well as to the Risk and Cybersecurity Committee. The CTO has served in this role for 21 years, and more than 25 years with the Company developing, maintaining, and securing our corporate network and information technology systems.

The CTO and the Risk and Cybersecurity Committee monitor the prevention, mitigation, detection, and remediation of cybersecurity incidents through their management of, and participation in, the cybersecurity risk management and strategy processes described above, including through the operation of the Company’s incident response plans, which include escalation to the CTO and the Risk and Cybersecurity Committee, as appropriate. The CTO reports to the Risk and Cybersecurity Committee about cybersecurity threat risks, among other cybersecurity related matters, at least quarterly.

Director Nominations

The Board of Directors nominates directors for election at each annual meeting of stockholders and appoints new directors to fill vacancies when they arise. The Nominations and Corporate Governance Committee has the responsibility to identify, evaluate, recruit, and recommend qualified candidates to the Board of Directors for nomination or election.

One of the Board of Directors’ objectives in evaluating director nominations is to ensure that its membership is composed of experienced and dedicated individuals with a diversity of backgrounds, perspectives, and skills. The Nominations and Corporate Governance Committee selects nominees for director based on each of the nominee’s character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. We do not have a formal diversity policy; however, the Governance Committee endeavors to have a Board representing diverse viewpoints as well as diverse expertise at policy-making levels in many areas, including business, accounting and finance, manufacturing, marketing and sales, education, legal, government affairs, regulatory affairs, research and development, business development, technology and in other areas that are relevant to our activities.

The Nominations and Corporate Governance Committee believes that nominees for director should have experience, such as those mentioned above, that may be useful to our Company and the Board of Directors, high personal and professional ethics and the willingness and ability to devote sufficient time to carry out effectively their duties as directors. The Nominations and Corporate Governance Committee believes it is appropriate for at least one, and, preferably, multiple, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by rules of the SEC, and for a majority of the members of the Board of Directors to meet the definition of “independent director” as defined by the Nasdaq Listing Rules. The Nominations and Corporate Governance Committee also believes it’s appropriate for key members of our management to participate as members of the Board of Directors. Prior to each annual meeting of stockholders, the Nominations and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director. and the needs of the Board of Directors with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominations and Corporate Governance Committee determines not to re-nominate the director, a vacancy is created on the Board of Directors as a result of a resignation, an increase in the size of the Board or other event, the Committee will consider various candidates for Board membership, including those suggested by the Committee members, by other Board members, by any executive search firm engaged by the Committee or by stockholders. The Nominations and Corporate Governance Committee recommended the nominees for election included in this Proxy Statement.

We consider recommendations for director candidates from our directors, officers, employees, stockholders, customers, and vendors. Stockholders wishing to nominate individuals to serve as directors may submit such nominations, along with a nominee’s qualifications, to our Board of Directors at Usio, Inc., 3611 Paesanos Parkway, Suite 300, San Antonio, Texas, 78231, and the Board of Directors will consider such nominee. For important information relating to the document for submitting director nominations, please see “How do I Nominate Directors” on page 36 of this proxy statement

Stockholder Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you may send your communication in writing to:  Secretary, Usio, Inc., 3611 Paesanos Parkway, Suite 300, San Antonio, Texas, 78231. Please include your name and address in the written communication and indicate whether you are a stockholder of Usio. The Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or Committee of the Board of Directors based on the subject matter.

Code of Ethics

The Board of Directors has unanimously approved Usio’s Code of Ethics.  This Code is a statement of Usio’s high standards for ethical behavior, legal compliance, and financial disclosure, and is applicable to all directors, officers, and employees.  A copy of the Code of Ethics can be found in its entirety on Usio’s website at www.usio.com.  Additionally, should there be any changes to, or waivers from, Usio’s Code of Ethics, those changes or waivers will be posted immediately on our website at the address noted above.

Director Compensation

The following table sets forth information concerning the compensation provided to each person who served as a non-employee member of our Board of Directors during the year ended December 31, 2023.  Compensation provided to Directors who are also employees is listed in the Summary Compensation Table for the years ended December 31, 2023, and 2022 in the section “Executive Compensation.”

Name	Fees earned or paid in cash ($) (1)	Stock Awards ($) (2)	All other compensation ($)	Total ($)
Blaise C. Bender	19,000	33,600	--	52,600
Bradley Rollins	4,000	33,600	--	37,600
Ernesto Beyer d.l. Garza	4,000	33,600	--	37,600
Elizabeth Michelle Miller	2,000	9,600	--	11,600
	29,000	110,400	--	139,400

1.	Represents meeting fees.
2.

Represents the aggregate grant date fair value of stock awards granted in the covered fiscal year as computed in accordance with FASB ASC Topic 718. See Note 10 to the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission for a discussion of all assumptions made in the calculation of this amount.

As of December 31, 2023, the aggregate number of shares subject to outstanding equity awards held by our non-employee directors who served on our Board during 2023 was:

Name	Stock Awards	Vested	Unvested
Blaise C. Bender	109,877	81,677	28,200
Bradley Rollins	129,667	104,667	25,000
Ernesto Beyer d.l. Garza	85,666	60,666	25,000
Elizabeth Michelle Miller	74,167	23,723	50,444

Narrative to Director Compensation Table

During 2023, Mr. Hoch received no compensation for serving on our Board of Directors due to his position as Chief Executive and Operating Officer and President of our Company. Mr. Hoch’s compensation is detailed in the section “Executive Compensation”.

We have entered into independent director agreements with all our independent directors, Messrs. Bender, Rollins, and Beyer and Mrs. Miller. Per the agreements, we agreed to pay each director $1,000 per quarter for participating in board and committee meetings, including the annual stockholder meeting. As chair of the Audit Committee, Mr. Bender received $15,000 in additional annual compensation, but no additional compensation for ad hoc or preparatory meetings or for being the chair of another committee. Our directors do not receive any additional compensation for ad hoc or preparatory meetings or for being the chair of a committee, other than the chair of the Audit Committee who receives an additional $15,000 per annum upon the timely filing of the annual report with the Securities and Exchange Commission. In addition, an Audit Committee member who is not a chairperson but holds a valid CPA license will receive an additional $5,000 per annum.

Pursuant to the independent director agreements, the terms of their respective directorships terminate on the earliest of the following: (a) the death or disability of the director; (b) the termination of the director from membership on the Board by mutual agreement; (c) the removal of the respective director from the Board by the majority stockholders of the Company; and (d) the resignation by the director from the Board.

All RSUs were granted for services on our Board of Directors. Any unvested units are forfeited upon termination of the directorship for any reason.

Any unvested units are forfeited upon termination of the directorship for any reason.

Executive Officers

Executive Officers’ Biographies and Qualifications

The biographies of our executive officers and certain information regarding each officer’s experience, attributes, skills and/or qualifications that led to the conclusion that the officer should be serving as an officer of Usio are stated below.

The following table sets forth information regarding our executive officers, including their ages as of April 27, 2024:

Name	Age	Position(s)
Louis A. Hoch	58	Chairman, President, and Chief Executive & Operating Officer
Michael White	27	Chief Accounting Officer
Houston Frost, PhD	42	Senior Vice President, Chief Product Officer
Greg Carter	60	Executive Vice President, Payment Acceptance

Louis A. Hoch. For Mr. Hoch’s biography, please refer to the section entitled, “Director Biographies and Qualifications.”

Michael White. Mr. White was appointed as Senior Vice President, Chief Accounting Officer of Usio, Inc., as well as the principal accounting and financial officer on January 26, 2024. Prior to his appointment as Chief Accounting Officer, Mr. White was an accounting analyst from September 2020 to August 2021, Assistant Controller from August 2021 to April 2022 and Vice President, Controller from April 2022. Prior to his employment with the Company, from May 2016 to September 2020, Mr. White was an Accounting Associate with EPIcenter, an energy startup founded by the Board of Directors of CPS Energy, Itron, Landis+Gyr, and OCI Solar. In this position, Mr. White was EPIcenter’s first financial employee and helped establish an accounting system utilizing software to automate accounting tasks; presented financial statements to the Board of Directors; managed application and reporting processes for multiple government energy grant programs; managed annual audit and tax filing procedures; and established compliance with policies and procedures, as well as determined effectiveness of internal controls.

Mr. White received his Bachelor of Business Administration in accounting from Trinity University in 2019.

Houston Frost, Ph.D. Mr. Frost has served as our Senior Vice President Corporate Development and Prepaid Products since December 2014. Motivated by the desire to reinvent the prepaid card, in 2010, Mr. Frost was the Co-Founder, President and Chief Executive Officer of Akimbo Financial, Inc. Mr. Frost has more than six years of experience in the prepaid and payments industry and ten years of experience in financial services. Prior to Akimbo, Mr. Frost worked in New York as an Associate at JPMorgan Chase & Co. on the Fixed-Income Strategy team.  Currently, Mr. Frost is a director of Trans Pecos Banks, SSB, Texas.

Mr. Frost earned his Ph.D. in Chemical and Biological Engineering from Northwestern University in 2007 and a Bachelor of Science in Chemical and Biological Engineering from the University of Colorado in 2003.

Greg Carter. Mr. Carter, a veteran of the United States Marine Corps, has been with the Company for over three years and currently serves as our Executive Vice President of Payment Acceptance. Mr. Carter has served in numerous senior management roles within the telecommunications, billing and settlement, and retail industries. Notably, from August 2004 to May 2012, Mr. Carter was the Chief Executive Officer for BSG Clearing Solutions, with revenues of $142 million dollars. Additionally, Mr. Carter has held senior-level sales and marketing roles at MCI/Telecom *USA, US Long Distance, Qwest and nii Communications.

Mr. Carter earned his bachelor’s degree in political science from the University of Iowa in 1987.

EXECUTIVE COMPENSATION

Named Executive Officers

This Proxy Statement contains information about the compensation paid to our Named Executive Officers, as defined by Item 402(m)(2) of Regulation S‐K, during our fiscal years ended December 31, 2023, and 2022. In accordance with the rules and regulations of the Securities and Exchange Commission for smaller reporting companies, we determined that the following officers were our Named Executive Officers during 2023:

●	Louis A. Hoch, President, Chief Executive and Operating Officer;

●	Tom Jewell, our former Chief Financial Officer;

●	Houston Frost, Senior Vice President, Chief Product Officer; and

●	Greg Carter, Executive Vice President, Payment Acceptance.

Compensation Overview

We qualify as a “smaller reporting company” under the rules promulgated by the Securities and Exchange Commission, and we have elected to comply with the disclosure requirements applicable to smaller reporting companies. Accordingly, this executive compensation summary is not intended to meet the “Compensation Discussion and Analysis” disclosure required of larger reporting companies.

Role of the Compensation Committee

The Compensation Committee’s primary functions are to assist the Board of Directors in meeting its responsibilities in regard to oversight and determination of executive compensation and to review and make recommendations with respect to our major compensation plans, policies, and programs. All compensation for our executive officers is determined by the Compensation Committee of our Board of Directors, which is composed only of independent directors. The Compensation Committee is charged with the responsibility of reviewing the performance and establishing the total compensation of our executive officers on an annual basis. The Compensation Committee often discusses compensation matters as part of regularly scheduled Board and committee meetings. The Compensation Committee administers our incentive plans and is responsible for approving grants of equity awards under such plans. The Compensation Committee acts under the authority of a written charter, which is available on our website at

www.usio.com/invest

Compensation Philosophy and Objectives

Due to the size of our Company, the performance of the Named Executive Officers directly affects all aspects of our results. Consequently, our compensation philosophy is to reward executive officers for the achievement of short- and long-term corporate and individual performance, as measured by the attainment of specific goals for the creation of long-term stockholder value. Also, to ensure that we are strategically and competitively positioned for the future, the Compensation Committee has the discretion to attribute significant weight to other factors in determining executive compensation, such as maintaining competitiveness, expanding markets, pursuing growth opportunities, and achieving other long-range business and operating objectives. The level of compensation should also allow us to attract, motivate, and retain talented executive officers that contribute to our long-term success. The compensation of our Chief Executive Officer and other executive officers is comprised of cash compensation and long-term incentive compensation in the form of base salary, restricted stock awards and stock options with the possibility to earn bonuses.

Summary Compensation Table for the Years Ended December 31, 2023, and 2022

The following table sets forth the compensation for the years ended December 31, 2023 and 2022 awarded to, earned by, or paid to (i) all persons who served as our principal executive and principal financial officers during the last fiscal year; (ii) our most highly compensated executive officer other than the principal executive and principal financial officers; and (iii) one other person for whom disclosure would have been provided but for the fact that the person was not serving as an executive officer at the end of the last fiscal year. We refer to the individuals included in the Summary Compensation Table as our “named executive officers.”

Name and Principal Position	Fiscal Year Ended Dec. 31	Salary ($)	Bonus ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Louis A. Hoch Vice Chairman, President, and Chief Executive and Operating Officer	2023	633,462	--	577,500	34,075	1,245,037
	2022	588,000	--	--	33,168	621,168
Tom Jewell (3) Chief Financial Officer	2023	337,500	--	386,750	25,086	749,336
	2022	325,000	--	--	23,712	348,712
Houston Frost SVP, Chief Product Officer	2023	208,418	--	196,000	8,917	413,335
	2022	209,000	--	3,360	8,969	221,329
Greg Carter EVP, Payment Acceptance	2023	270,663	40,000	3,360	8,969	221,329
	2022	250,000	--	--	20,086	270,086

(1)  Represents the aggregate grant date fair value of stock awards granted in the covered fiscal year as computed in accordance with FASB ASC Topic 718. See Note to the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission for a discussion of all assumptions made in the calculation of this amount.

(2)  The following table provides the details for the amounts reported in this column for each Named Executive Officer:

Name	Fiscal Year	Matching 401(k) Contributions ($)	Life Insurance Premiums ($)	Membership Dues ($)
Louis Hoch	2023	13,200	8,809	12,265
	2022	12,200	8,611	12,357
Tom Jewell	2023	12,000	5,048	7,980
	2022	10,500	5,106	8,106
Houston Frost	2023	8,308	609	--
	2022	8,360	609	--
Greg Carter	2023	12,427	1,983	7,980
	2022	10,000	1,980	8,106

(3) Mr. Jewell retired on November 30, 2023.

Narrative to Summary Compensation Table

We entered into an employment agreement with Louis A. Hoch effective February 27, 2007, as amended. Under the agreement, Mr. Hoch agreed to serve as our Vice Chairman of the Board, President and Chief Executive and Operating Officer. Mr. Hoch assumed the Chief Executive Officer role in August 2016 and the role of Chairman of the Board in September 2022. The employment agreement, as amended, provides for an annual base salary of $610,000 per year, unless increased by us. Mr. Hoch is also entitled to participate in any Company bonus program, option program or other equity program for senior executive officers commensurate with his position and duties.

We entered into an employment agreement with Mr. Jewell on January 6, 2017, as amended. Pursuant to the employment agreement, we agreed to pay Mr. Jewell a base annual salary of $325,000 effective November 22, 2021, increased from $240,000. In addition, Mr. Jewell was entitled to receive performance stock grants or stock options and other equity-based awards as awarded by our management annually up to an amount not exceeding 50% of the highest salary received in any year of the agreement. Mr. Jewell also received 200,000 restricted stock units, or RSUs, convertible into shares of our common stock, pursuant and subject to the terms of our 2015 Equity Incentive Plan. Such units vested in five equal installments, which began on January 6, 2018, and continued through January 6, 2022. On November 30, 2023, Mr. Jewell notified the Company of his intention to retire. On December 11, 2023, Mr. Jewell and the Company entered into the Separation Agreement with the Company. Pursuant to the Separation Agreement, Mr. Jewell has been paid installment payments equal to his current base salary until and including April 18, 2024. Additionally, Mr. Jewell was permitted to retain any unvested Company stock options or other equity awards which shall vest in accordance with the applicable schedules. Mr. Jewell has also received all employee benefits including, but not limited to, health, dental, vision and life insurances that he was receiving prior to his execution of the Agreement until April 18, 2024.

Mr. Frost received 266,667 shares of our common stock to be vested 120,000 shares in equal increments of 3,334 shares a month of which the first tranche of 3,334 shares vested on January 31, 2015, and the last tranche vested on December 31, 2017. The remaining shares vest on January 31, 2025. Mr. Frost will also be entitled to receive stock grants and future stock options and other equity-based awards as authorized by our executive compensation committee and/or our Chief Executive Officer. Since January 1, 2017, Mr. Frost has served as our Senior Vice President Corporate Development and Prepaid Products at-will with a salary of $200,000 per annum effective November 22, 2021, from $172,000 per annum effective October 12, 2020.

Mr. Carter has 175,000 restricted shares of common stock which will vest on December 31, 2029.  Mr. Carter will also be entitled to receive stock grants and future stock options and other equity-based awards as authorized by our executive compensation committee and/or our Chief Executive Officer. From December 2, 2019, to February 17, 2023, Mr. Carter served as our Executive Vice President, Payment Acceptance, at-will with a salary of $205,000 per annum, raised to $250,000 per annum effective November 22, 2021. Effective on February 17, 2023, the Company entered into an employment agreement with Mr. Carter. Under the terms of this agreement, Mr. Carter will receive an annual salary of $250,000; Override/Commissions of 10% of the actual cash commissions paid to salespersons under direct management of Mr. Carter to be paid quarterly; and the payment of a one-time signing bonus of $40,000.

On April 1, 2020, the Company granted 1,444,000 shares of restricted common stock with a 10-year vesting period and 103,000 RSUs with a 3-year vesting period to employees and Directors as a performance bonus at an issue price of $1.08 per share. Executive officers and Directors included in the grants were Louis Hoch (300,000 shares), Tom Jewell (200,000 shares), Blaise Bender (10,000 RSUs) and Brad Rollins (30,000 RSUs).

The Company granted 319,900 shares of common stock with a 10-year vesting period and 141,900 RSUs with a 3-year vesting period to employees and Directors as a performance bonus on November 18, 2021, at an issue price of $6.39 per share. Executive officers and Directors included in the 10-year grant were Louis Hoch (100,000 shares), Tom Jewell (50,000 shares), Greg Carter (30,000 shares) and Houston Frost (25,000 shares). Executive officers and Directors included in the RSU grant were Louis Hoch (30,000 RSUs), Tom Jewell (21,000 RSUs), Greg Carter (9,000 RSUs) Houston Frost (6,000 RSUs), Blaise Bender (12,000 RSUs), Brad Rollins (12,000 RSUs) and Ernesto Beyer (12,000 RSUs).

The Company granted 1,000 RSUs with a three-year vesting period to Houston Frost as a performance bonus on February 8, 2022, at an issue price of $3.32 per share.

The Company granted 1,403,000 shares of restricted common stock with a 10-year vesting period and 273,000 RSUs with a 3-year vesting period to employees and Directors as a performance bonus on February 8, 2023, at an issue price of $1.75 per share. Executive officers and Directors included in the 10-year restricted stock grant were Louis Hoch (330,000 shares), Tom Jewell (200,000 shares), Greg Carter (100,000 shares) and Houston Frost (100,000 shares). Executive officers included in the RSU grant were Louis Hoch (33,000 RSUs), Tom Jewell (21,000 RSUs), Greg Carter (12,000 RSUs) and Houston Frost (12,000 RSUs).

On February 21, 2023, the Company granted 730,000 shares of restricted common stock with a 10-year vesting period and 78,000 RSUs with a 3-year vesting period to employees and Directors as performance bonus at an issue price of $1.75 per share. Executive officers and Directors included in the grant were Louis Hoch (330,000 shares and 33,000 RSUs), Tom Jewell (200,000 shares and 21,000 RSUs), Greg Carter (100,000 shares and 12,000 RSUs), and Houston Frost (100,000 shares and 12,000 RSUs).

Outstanding Equity Awards at Fiscal Year-End

The following table shows grants of unvested stock awards by grant date outstanding on December 31, 2023, the last day of our fiscal year, to each of the named executive officers included in the Summary Compensation Table. Share numbers have been adjusted for 1-for-15 reverse stock split effective July 23, 2015.

Stock awards
Name	Grant Date	Number of shares or units of stock that have not vested. (#)	Market value of shares or units of stock that have not vested. ($)(1)
Louis A. Hoch
	12/29/2014	533,334 (2)	917,332
	11/22/2017	300,000 (3)	516,000
	4/1/2020	300,000 (4)	516,000
	11/18/2021	100,000 (5)	172,000
	11/18/2021	20,000 (6)	34,400
	2/21/2023	330,000 (10)	567,600
	2/21/2023	33,000 (11)	56,760
Tom Jewell
	11/22/2017	150,000 (3)	258,000
	4/1/2020	200,000 (4)	344,000
	11/18/2021	50,000 (5)	86,000
	11/18/2021	14,000 (6)	24,080
	2/21/2023	200,000 (10)	344,000
	2/21/2023	21,000 (11)	36,120

Houston Frost
	12/23/2014	146,667 (7)	252,266
	11/22/2017	100,000 (3)	172,000
	4/1/2020	150,000 (4)	258,000
	11/18/2021	25,000 (5)	43,000
	11/18/2021	4,000 (6)	6,880
	2/8/2022	1,000 (8)	1,720
	2/21/2023	100,000 (10)	172,000
	2/21/2023	12,000 (11)	20,640

Greg Carter
	12/31/2019	175,000 (9)	301,000
	11/18/2021	30,000 (5)	51,600
	11/18/2021	6,000 (6)	10,320
	2/21/2023	100,000 (10)	172,000
	2/21/2023	12,000 (11)	20,640

(l)   Calculated using the Nasdaq Capital Market closing price of $1.72 per share of our common stock on the last trading day of our fiscal year, or December 31, 2023.

(2)  Vests on December 29, 2024, or earlier upon a change of control.

(3)  Vests on November 22, 2027, or earlier upon a change of control.

(4)  Vests on April 1, 2030, or earlier upon a change of control.

(5)  Vests on November 18, 2031, or earlier upon a change of control.

(6)  Vests in two equal tranches on November 18, 2023, and 2024 or earlier upon a change of control.

(7)  Vests on December 23, 2024, or earlier upon a change of control.

(8)  Vests in three equal tranches on February 8, 2023, 2024, and 2025 or earlier upon a change of control.

(9)  Vests on December 31, 2029, or earlier upon a change of control.

(10) Vests on November 21, 2034, or earlier upon a change of control.

(11) Vests on November 21, 2026, or earlier upon a change of control.

Retirement Benefits

We do not have any qualified or non-qualified defined benefit plans. We do have a tax-qualified defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code. All of our eligible full and part-time employees who meet certain age requirements may participate in these 401(k) plans. Participants may contribute between 1% and 80% of their pre-tax compensation but may not contribute more than the maximum as mandated by law. The 401(k) plan allows for us to make discretionary and matching contributions. In 2022 and 2021, the Company matched 100% of employee contributions up to 3% and 50% of the employee contribution over 3% with a maximum employee contribution of 5%.  The Company made matching contributions of $280,618 and 262,530 in 2023 and 2022, respectively.

Non-qualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change of Control

The employment agreements we entered into with Mr. Hoch and Mr. Carter each provide for potential payments upon termination or a change of control.

Pursuant to our employment agreement with Louis Hoch, Chairman of the Board, President, Chief Executive and Operating Officer, and President, as amended, in the event of change in control, termination without cause, or non-renewal of the employment agreement, we will be liable for separation payments, equaling an amount of (a) 2.95 of the base salary and bonus payments, plus (b) a pro rata portion of the annual bonus based on the number of days elapsed in the year prior, plus (c) 2.0 times the base salary for non-competition, and (d) one year of continuing other benefits. We will also accelerate vesting of stock incentive awards, which as of December 31, 2023, is approximately $2,762,892.

In the case of termination of the agreement due to the death of Mr. Hoch, we will be liable for separation payments, equaling an amount of 2.95 of the base salary. The deferred compensation does not include amounts paid or accrued to Mr. Hoch for bonuses or bonus compensation, benefits, or equity awards. Unpaid and unearned bonus compensation or bonus deferred compensation is forfeited. No deferred compensation will be due as long as we and/or an insurance company continue to pay Mr. Hoch’s base salary, minus any monthly base salary already paid to the executive prior to his death pursuant to his disability, to his estate for a period of up to 36 months. If these continuing payments cease before 36 months, we will have to pay his estate the deferred compensation minus any base salary payments within 30 days of the cessation. Further, all stock options and other equity-based awards issued to the executive and all restricted stock granted to Mr. Hoch shall continue on their vesting schedule.

In the case of termination of the agreement due to disability without death by Mr. Hoch, we will be liable for separation payments, equaling an amount of disability benefits constituting base salary for 36 months. Unpaid and unearned bonus compensation or bonus deferred compensation is forfeited. Further, all stock options and other equity-based awards issued to Mr. Hoch and all restricted stock granted to Mr. Hoch shall continue on their vesting schedule. No further compensation will be due for compliance with the agreements’ non-compete, non-solicitation and disparagement clauses.

Pursuant to our employment agreement with Mr. Carter, our Executive Vice President, Payment Acceptance, in the event of a change in control, termination upon our default, by Mr. Carter without cause, we will be liable for separation payments. The deferred compensation shall be the amount which is calculated as the base salary payments Mr. Carter would have received had his employment continued for the remaining term of the employment agreement (including yearly increases calculated at the maximum increase for the prior two years), plus all of the benefits remaining under the employment agreement and a pro-rata portion of the bonus compensation for that year. In addition, all stock options and other equity-based awards and restricted stock granted to Mr. Carter will become fully vested.

None of our other named executive officers is entitled to any payments upon termination or a change of control.

Pay For Performance

The following tables sets forth information concerning the compensation of our chief executive officer, or “CEO,” and, on an average basis, the compensation of our non-CEO named executive officers, or “non-CEO NEOs,” for each of the fiscal years ending December 31, 2023, 2022 and 2021, as such compensation relates to our financial performance for each such fiscal year.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Year	Summary Compensation Table for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1,2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1,2)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)(3)	Net Income ($ in thousands)
2023	1,245,037	1,321,780	563,906	623,838	100.00	(475)
2022	621,168	(2,979,368)	280,042	686,947	61.80	(5,483)
2021	1,355,486	3,027,220	524,832	1,911,379	163.30	(322)

(1) For each year in the above table, the PEO is Louis A. Hoch, President and Chief Executive Officer, and the non-PEO NEOs are Tom Jewell, Chief Financial Officer, Houston Frost, Senior Vice President, and Greg Carter, Executive Vice President.

(2) Compensation actually paid for the PEO and average compensation actually paid for our non-PEO NEOs in 2021, 2022 and 2023 reflect the respective amounts set forth in columns (b) and (d), adjusted in the table below, as determined in accordance with SEC rules. These dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO and our other NEOs during the applicable year.

2023	PEO 2023	Average Non-PEO NEOs 2023
Summary Compensation Table Total	1,245,037	563,906
Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	(577,500)	(259,583)
Plus, Fair Value for Award Granted as of the End of the Covered Year	(10,890)	(4,450)
Change in Fair Value of Outstanding Unvested Awards from Fair Value of Outstanding Unvested Award from Prior Years	87,033	24,247
Change in Fair Value of Awards from Prior Year that Vested in the Covered Year	600	180
Compensation Actually Paid	744,280	324,300

2022	PEO 2022	Average Non-PEO NEOs 2022
Summary Compensation Table Total	621,168	280,042
Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	-	(1,120)
Plus, Fair Value for Award Granted as of the End the Covered Year	-	(570)
Change in Fair Value of Outstanding Unvested Awards from Fair Value of Outstanding Unvested Award from Prior Years as of the End the Covered Year	(3,396,535)	(954,523)
Change in Fair Value of Awards from Prior Year that Vested in the Covered Year	(204,001)	(10,800)
Compensation Actually Paid	(2,979,368)	(686,970)

2021	PEO 2021	Average Non-PEO NEOs 2021
Summary Compensation Table Total	1,355,486	524,832
Less Stock Award Value Reported in Summary Compensation Table for the Covered Year	(830,700)	(300,330)
Plus, Fair Value for Award Granted in the Covered Year	(263,900)	(95,410)
Change in Fair Value of Outstanding Unvested Awards from Fair Value of Outstanding Unvested Award from Prior Years	1,915,334	541,739
Change in Fair Value of Awards from Prior Year that Vested in the Covered Year	-	7,733
Compensation Actually Paid	2,176,220	678,564

(3) Total Shareholder Return assumes $100 was invested in our common stock on December 31, 2020, and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all stock dividends.

Relationship Between Pay and Performance

The relationship between compensation actually paid to our NEO and the average of the compensation actually paid to our other non-PEO NEOs and the performance measures shown in the table above is described in further detail below. As illustrated below, the compensation actually paid to our PEO and the other non-PEO NEOs, as calculated in accordance with the SEC requirements, has generally declined over the full three-year period as have the performance measures of TSR and net income disclosed in the table above.

Relationship Between Compensation Actually Paid to our PEO and the Average Compensation Actually Paid to our Non-PEO NEOs vs. TSR Across the Last Three Completed Fiscal Years.

From 2021 to 2023, the compensation actually paid to our PEO and the average of the compensation actually paid to the non-PEO NEOs decreased by 65.80% and 52.2%, respectively, compared to the Company’s cumulative TSR of 55.91% over the same period.

Relationship Between Compensation Actually Paid to our PEO and the Average Compensation Actually Paid to our Non-PEO NEOs vs. Net Income Across the Last Three Completed Fiscal Years.

From 2021 to 2023, the compensation actually paid to our PEO and the average of the compensation actually paid to the non-PEO NEOs increased by 124.30% and 311.83%, respectively, compared to a decrease in the Company’s net loss of $5.0 million, or approximately 91.3%, over the same period.

Proposal No. 2 – Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934. As required pursuant to Section 14A of the Exchange Act, Proposal No. 2 is a non-binding, advisory proposal on the compensation that we paid to our Named Executive Officers for the year ended December 31, 2023. The Board of Directors is providing stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers. This proposal, commonly known as a “say-on-pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our Named Executive Officers for the year ended December 31, 2023.

We believe in the power of open disclosure and know the only way to build and strengthen our reputation and our Company is through honesty and trust. In connection with that belief and as required by SEC rules, we are asking our stockholders to approve, on an advisory basis, the compensation that we paid to our Named Executive Officers.

As discussed under the heading “Executive Compensation – Compensation Overview” in this Proxy Statement, our compensation objectives are to: attract and retain highly qualified individuals with a demonstrated record of achievement; reward past performance; provide incentives for future performance; and align the interests of the Named Executive Officers with the interests of our stockholders. The Board is asking stockholders to support this proposal based on the disclosure set forth in these sections of this Proxy Statement, which, among other things, demonstrates:

•	our commitment to ensuring executive compensation is aligned with our corporate strategies and business objectives and competitive with those of other companies in our industry;

•

the design of our compensation programs is intended to reward our Named Executive Officers for the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	our strong emphasis on the alignment of the incentives of our Named Executive Officers with the creation of increased shareholder value.

Required Vote and Voting Recommendation

Because this proposal asks for a non-binding, advisory vote, there is no required vote that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our Named Executive Officers. Abstentions and broker “non-votes,” if any, will not have any impact on this advisory vote.

Your Board of Directors is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of our Names Executive Officers as disclosed pursuant to the compensation disclosure rules of SEC, including the compensation tables and accompanying narrative disclosure under the heading “Executive Compensation.”

SHARE OWNERSHIP

Equity Compensation Plan Information

The following table provides information as of December 31, 2023, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders 2015 Plan ESPP	547,872 --	$2.42 -	5,510,845 2,500,000
Equity compensation plans not approved by security holders	--	--	--
Total	547,872	$2.42	8,010,845

Our 2015 Equity Incentive Plan provides for the grant of incentive stock options as defined in Section 422 of the Internal Revenue Code and the grant of stock options, restricted stock, stock units, performance awards, or other awards to employees, non-employee directors, and consultants.

The Board of Directors authorized 5,000,000 shares (adjusted for the l-for-15 reverse split effective on July 23, 2015) of our common stock for issuance under the 2015 Equity Incentive Plan, including automatic increases provided for in the 2015 Equity Incentive Plan through fiscal year 2025. The number of shares of our common stock reserved for issuance under the 2015 Equity Incentive Plan will automatically increase, with no further action by the stockholders, on the first business day of each fiscal year during the term of the Plan, beginning January l, 2016, in an amount equal to 5% of the issued and outstanding shares of stock on the last day of the immediately preceding year, or such lesser amount if so determined by the Board or the Administrator. On January 1, 2024, 2023, 2022 and 2021, respectively, the number of authorized common shares under the plan increased by 1,313,126, 1,254,898, 1,273,672, and 1,248,749, respectively, in accordance with the automatic increase provision described above.

In addition, pursuant to our 2023 Employee Stock Purchase Plan (“ESPP”), we have reserved 2,500,000 shares of Common Stock.  The number of shares of our Common Stock reserved for issuance automatically increases on January 1 of each calendar year, beginning on January 1, 2024 through December 31, 2033, by the lesser of (i) 1% of the total number of shares of our Common Stock outstanding on the last day of the fiscal year before the date of the automatic increase (determined on an as-converted to voting common stock basis); and (ii) such number of shares of Common Stock that would cause the aggregate number of shares of Common Stock then reserved for issuance under the ESPP to not exceed 2,500,000 shares. As of December 31, 2023, no shares of our Common Stock had been purchased pursuant to the ESPP.

Security Ownership of Certain Beneficial Owners

The following tables set forth, to our knowledge, certain information concerning the beneficial ownership of our common stock as of April 26, 2024 by: (i) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each of our Named Executive Officers, (iii) each of our current directors, and (iv) all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC.  Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after April 26, 2024. However, we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

Shareholders Known by Us to Own 5% or More of Our Common Stock.

Name and address of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Shares Beneficially Owned (1)
National Services, Inc. (2) 50 E. Green St. Pasadena, CA 91101	2,531,427	9.4%
Katherine Ayers, Surviving Spouse of Michael Long c/o Usio, Inc. 3611 Paesanos Parkway, Suite 300 San Antonio, Texas 78231.	1,733,225	6.5%

(1)  On April 26, 2024, we had a total of 26,789,191 shares of common stock issued and outstanding (which excludes 1,962,433 treasury shares). Unless otherwise noted, the address of each beneficial owner is c/o Usio, Inc., 3611 Paesanos Parkway, Suite 300, San Antonio, Texas 78231.

(2)  Based upon the Schedule 13G filed with the SEC by National Services, Inc. on March 23, 2016.

Security Ownership of Officers and Directors

Amount of Beneficial Ownership					Percent of Shares Beneficially Owned (3)
Name and address of beneficial owner (1)	Nature of beneficial ownership	Shares Owned	Shares – Rights to Acquire (2)	Total
Louis Hoch	President, Chief Executive and Operating Officer, and Chairman of the Board	3,026,729	43,000	3,069,729	11.7%
Houston Frost	Senior Vice President	668,527	14,500	683,027	2.6%
Tom Jewell	Chief Financial Officer	771,898	32,381	804,279	3.1%
Greg Carter	Executive Vice President	311,000	15,000	326,000	1.2%
Ernesto Beyer	Director	60,666	25,000	85,666	0.3%
Brad Rollins	Director	104,667	25,000	129,667	0.5%
Blaise Bender	Director	81,677	28,200	109,877	0.4%
Elizabeth Michelle Miller	Director	23,723	50,444	74,167	0.3%
All directors and executive officers as a group (8 persons)		5,048,887	233,525	5,282,412	20%

*    Indicates ownership of less than 1.0%.

(1)  Unless otherwise stated, the address of each beneficial owner listed on the table is c/o Usio, Inc., 3611 Paesanos Parkway, Suite 300, San Antonio, Texas 78231.

(2)  Represents shares subject to outstanding stock options and restricted stock units, or RSUs, currently exercisable or which will be exercisable, or currently vested or that will vest within 60 days April 26, 2024.

(3)  On April 26, 2024, we had a total of 26,789,191 shares of common stock issued and outstanding (which excludes 1,962,433 treasury shares).

As of December 31, 2023, there were no arrangements among our beneficial owners, known to management, which may result in a change in control of our Company.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a registered class of our securities to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission on Forms 3 (Initial Statement of Beneficial Ownership), 4 (Statement of Changes of Beneficial Ownership of Securities) and 5 (Annual Statement of Beneficial Ownership of Securities). Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of copies of such reports, we believe that, during the fiscal year ended December 31, 2023, no person required to file reports under Section l 6(a) of the Securities Exchange Act of 1934 failed to file such reports on a timely basis during such fiscal year, except for one form filed late for one transaction by our director Elizabeth Michelle Miller.

AUDIT MATTERS

Report of the Audit Committee

In 2023, the Audit Committee was comprised of our independent directors Messrs. Bender (chair), Rollins, and Beyer and Mrs. Miller.

The Audit Committee’s purpose is to assist the Board of Directors in its general oversight of our financial reporting, internal control, and audit functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. ADKF, P.C., our former independent registered accounting firm, was responsible for performing an independent audit of the consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board.

In this context, the Audit Committee hereby reports as follows:

1.         The Audit Committee has reviewed and discussed the audited financial statements with Usio’s management.

2.         The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

3.         The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firms’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence.

4.         Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Usio’s Annual Report on Form 10-K for the year ended December 31, 2023, and for filing with the Securities and Exchange Commission.

This report is submitted by the members of the Audit Committee.

Blaise Bender             Ernesto Beyer             Elizabeth Michelle Miller        Bradley Rollins

(Chairman)                  (Director)                     (Director)                                 (Director)

Proposal No. 3 – Ratification of the Appointment of PKF (Pannell Kerr Forster) of Texas, P.C.

The Audit Committee has recommended, and the Board has appointed PKF (Pannell Kerr Forster) of Texas, P.C., as our independent registered public accounting firm for the year ending December 31, 2024. Representatives of PKF (Pannell Kerr Forster) of Texas, P.C., are expected to be present at the 2024 Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PKF (Pannell Kerr Forster) of Texas, P.C., to our stockholders for ratification to permit stockholders to participate in this important corporate decision.

In April 2024, the Company was informed by its long-standing independent registered public accounting firm, ADKF, P.C. (“ADKF”), that it declined to stand for re-appointment as the Company’s independent registered public accounting firm because it had made a strategic decision to focus their audit practice on non-issuer entities. In anticipation of the possibility of ADKF’s declining to stand for re-appointment, the Company undertook a selection process to determine an appropriate independent registered public accounting firm to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. On April 12, 2024, the Audit Committee approved the engagement of PKF as the Company’s independent registered public accounting firm effective immediately.

The audit reports of ADKF on the consolidated financial statements of the Company and subsidiaries as of and for the years ended December 31, 2023, and 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2023 and 2022, and through April 12, 2024, there were no: (i) disagreements with ADKF on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to ADKF’s satisfaction, would have caused ADKF to make reference to the subject matter thereof in its reports for such years; or (ii) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

The Company provided ADKF with a copy of the disclosures set forth above prior to filing the Company’s Current Report on Form 8-K with the SEC on April 17, 2024 (the “8-K”) and requested from ADKF a letter addressed to the Securities and Exchange Commission indicating whether it agrees with such disclosures. A copy of ADKF’s letter dated April 17, 2024 was attached as Exhibit 16.1 to the 8-K.

During the years ended December 31, 2023 and 2022, and subsequent interim period through April 12, 2024, the Company did not consult with PKF regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and no written report or oral advice was provided to the Company that PKF concluded was an important factor to be considered by the Company in reaching a decision as to an accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a "disagreement" or a "reportable event", as such terms are defined in Item 304(a)(1)of Regulation S-K.

Required Vote and Voting Recommendation

Ratification of the appointment of PKF (Pannell Kerr Forster) of Texas, P.C., requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted, although it will be counted for purposes of determining the number of shares of common stock entitled to vote. Accordingly, an abstention will have the effect of a negative vote. Because this Proposal is a routine proposal on which a broker or other nominee is generally empowered to vote, broker “non-votes” likely will not result from this Proposal. Thus, if you are a beneficial owner holding shares through a broker, bank or other holder of record and you do not vote on this Proposal, your broker may cast a vote on your behalf for this Proposal. In the event ratification is not obtained, the Audit Committee and the Board will review its future selection of our independent registered public accounting firm but will not be required to select a different independent registered public accounting firm.

Your Board of Directors recommends a vote FOR the ratification of PKF (Pannell Kerr Forster) of Texas, P.C.as our independent registered public accounting firm for the year ending December 31, 2024.

Principal Accountant Fees and Services

ADKF, P.C. has audited our financial statements since 2003. The aggregate fees billed to us for professional accounting services, including the audit of our annual consolidated financial statements by our independent registered public accounting firm for the years ended December 31, 2023, and 2022, are set forth in the table below.

	Year Ended December 31,
	2023	2022
Audit fees	$152,000	$137,000
Audit-Related Fees	--	--
Tax fees	$21,000	$19,000
Other fees	--	--
Total fees	$173,000	$156,000

For purposes of the preceding table, the professional fees are classified as follows:

Audit Fees. Audit fees include fees for professional services billed for the audit of the consolidated financial statements included in our annual report on Form 10-K filing, the review of consolidated financial statements included in our quarterly reports on Form 10-Q filings, comfort letters, consents, and assistance with and review of documents filed with the SEC. The fees include amounts billed to us during each respective calendar year.

Audit-Related Fees. Audit-Related fees include the aggregate fees billed for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees. We did not pay any audit-related fees in 2022 or 2023.

Tax Fees. Tax fees include fees for professional services rendered by our independent registered public accounting firm for tax compliance, tax planning and tax advice. Tax compliance involves preparation of original and amended tax returns. Tax planning and tax advice encompass a diverse range of subjects, including assistance with tax audits and appeals, tax advice related to dispositions, and requests for rulings or technical advice from taxing authorities. The fees include amounts billed to us during each respective calendar year.

Other Fees. Other fees may include fees for professional services rendered by our independent registered public accounting firm for fees other than represented in Audit Fees and Tax Fees. We did not pay any other fees in 2022 or 2023.

Audit Committee Pre-Approval Policies and Procedures

We may not engage our independent registered public accounting firm to render any audit or non-audit service unless our Audit Committee approves the service in advance. All of the services performed by our independent registered public accounting firm described above were approved in advance by our Audit Committee.

GENERAL INFORMATION

Below you will find general information on Stockholder Proposals, “Householding” of Proxy Materials, and more specific instructions on how to vote, which can be found on your proxy voting card.

Stockholder Proposals

There are no stockholder proposals for the 2024 Annual Meeting. If you would like information on submitting a stockholder proposal to be included in the 2025 Proxy Statement and Annual Meeting, please refer to the information below.

How do I submit a Shareholder Proposal to be Included in the Proxy Statement?

You must submit your proposal to our secretary no later than December 30, 2024 – 120 calendar days before the anniversary of this Proxy Statement release. This is to comply with Rule 14a-8 under the 1934 Act.

What if the date of the 2024 Annual Meeting is significantly different?

If he date of the Annual Meeting is changed by more than 30 days, the proposal must be submitted to our Secretary by the close of business on the later of:

•     90 days prior to the Annual Meeting, OR

•     7 days following the first public announcement of the Annual Meeting date

How do I Nominate Directors?

You may submit nominees at the Annual Meeting in accordance with our Amended and Restated Bylaws and applicable SEC requirements.  A stockholder who intends to solicit proxies in support of director nominees other than Company’s nominees must also comply with all other requirements of Rule 14a-19 under the Exchange Act. The Company will disregard any proxies solicited for a stockholder’s director nominee(s) if such stockholder fails to comply with such requirements. We will not consider any proposal or nomination that is not timely or otherwise does not meet the requirements of our Amended and Restated Bylaws and SEC requirements. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Please see the description below regarding certain additional requirements regarding stockholder nominations and proposals to be properly brought before the 2025 Annual Meeting set forth in our Amended and Restated Bylaws and also “Director Nominations” on page 16.

Who Presents the Proposal at the Meeting?

The Stockholder proponent, or a representative who is qualified under state law, must appear in person at the 2025 Annual Meeting of Stockholders to present the proposal.

How Should I Send my Proposal?

Please send your proposal to our Secretary at:

Usio, Inc.
3611 Paesanos Parkway, Ste. 300
San Antonio, Texas 78231

We strongly suggest that proposals are sent by Certified Mail – Return Receipt Requested.

What Must be Included in My Notice that I send to the Secretary?

1.     A brief description of the proposed business

2.     The text of the proposal

3.     Reasons for conducting the business at the meeting

4.     Name and address (as they appear on our books) of the shareholder proposing such business

5.     The beneficial owner (if any) on whose behalf the proposal is made

6.     Any material interest of the shareholder in such business

7.     Any other information required by proxy proposal submission rules of the SEC

According to our Amended and Restated Bylaws, Usio must receive timely written notice of any stockholder nominations and proposals to be properly brought before the 2025 Annual Meeting.  To be timely, such notice must be delivered to the Usio Secretary at the principal executive offices set forth on the first page of this proxy statement between February 18, 2025, and the close of business on March 20, 2025. The Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice and allow the chair of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may defer, delay, or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to influence or obtain control of Usio.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for us. Under this procedure, multiple stockholders who share the same last name and address will receive only one copy or the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed in May of each year, by notifying us in writing at: Secretary, Usio, Inc., 3611 Paesanos Parkway, Suite 300, San Antonio, TX 78231, or by contacting us at (210) 249-4100. You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (210) 249-4100, and we will undertake to deliver such additional copies promptly. If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

Other Matters

Your Board of Directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the 2024 Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors.

Louis A. Hoch President and Chief Executive Officer San Antonio, Texas

The Notice of Annual Meeting, Proxy Statement, form of proxy and our 2024 Annual Report on Form 10-K are available at www.proxyvote.com.  We will provide copies of our Proxy Statement and our 2024 Annual Report free of charge upon request. We will also provide copies of exhibits to our 2024 Annual Report but may charge a reasonable fee per page to any requesting stockholder.  Stockholders may make such requests in writing to Secretary, Usio, Inc., 3611 Paesanos Parkway, Suite 300, San Antonio, TX 78231.

Thank You

Thank you for being a shareowner of Usio, Inc.

Learn more at http://usio.com/

Our 2024 Proxy Statement	Our 2023 Annual Report	Our Company Website	Our Nasdaq Listing

Appendix A

Proxy Card

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 17, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 17, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V42885-P11479

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

USIO, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Class I Nominees:	**For**	**Withhold**
1a. Louis A. Hoch (Term Ending 2027)	☐	☐
1b. Blaise C. Bender (Term Ending 2027)	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

V42886-P11479

USIO, INC.
Annual Meeting of Stockholders
June 18, 2024 10:00 AM CDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Louis A. Hoch and Michael White, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of USIO, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, CDT on June 18, 2024, at Usio's offices located at 3611 Paesanos Parkway, Suite 300, San Antonio, Texas 78231, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side